Exhibit 21

NAME	STATE OR COUNTRY OF INCORPORATION
Aaron's, LLC	Georgia
Aaron Investment Company, LLC	Delaware
Aaron’s Canada, ULC	Canada
Aaron’s Logistics, LLC	Georgia
Envizzo, LLC	Georgia
Aaron’s Procurement Company, LLC	Georgia
Aaron’s Strategic Services, LLC	Georgia
Aaron's Business Real Estate Holdings, LLC	Georgia
Aaron's US HoldCo, Inc.	Georgia
Woodhaven Furniture Industries, LLC	Georgia
99LTO, LLC	Georgia
Retail RTO Solutions, LLC	Georgia
Interbond Retail Solutions, LLC	Georgia
Interbond of America, LLC	Georgia
BrandsMart Service, LLC	Georgia
BrandsMart U.S.A. of Georgia, LLC	Georgia
BrandsMart USA of South Dade, LLC	Georgia
BrandsMart U.S.A. of Clayton County, LLC	Georgia
BrandsMart USA Dadeland, LLC	Georgia